Exhibit 10.1

Amendment to Non-Employee Director Stock Plan as of March 31, 2009

Pursuant to a resolution adopted by the Board of Directors on March 31, 2009, the 2006 Non-Employee Director Stock Plan (the “Plan”) is hereby amended by increasing the number of shares available under Section 3 of the Plan by 55,000 shares and by adding the following to the end of Section 7 of the Plan:

Notwithstanding anything in this Section 7 to the contrary, in the event an Eligible Director elects to receive his cash director fees for the 2009 calendar year in shares of Stock, such shares shall be restricted (the “2009 Restricted Stock”) until such time as a  shareholders meeting is held to approve the  plan of dissolution and complete liquidation. If the shareholders approve the plan of dissolution and complete liquidation (“Shareholder Approval”), then such director, to the extent not then known to be a continuing Eligible Director for the 2009 calendar year (“Continuing Director”),  shall immediately forfeit a pro rata portion of the 2009 Restricted Stock which amount shall be determined by multiplying the number of shares of 2009 Restricted Stock by a fraction the numerator of which shall be the number of days that remain in calendar year 2009 and the denominator of which shall be 365. To the extent such director is  then known to be a Continuing  Director, then the amount of 2009 Restricted Stock that shall  be immediately  forfeited  shall be determined to take into account the new fees for the Board following Shareholder Approval.  For example, if Shareholder Approval is obtained on June 30, 2009, and the new fees for the Board after Shareholder Approval is $15,000 on an annual basis,  then the Continuing Director shall forfeit the amount of shares of 2009 Restricted Stock which exceed the value of $32,500 ($50,000 divided by 2 plus $15,000 divided by 2) using the fair market value of the  Stock on March 31, 2009. All shares of Restricted Stock that are not forfeited pursuant to this formula shall immediately vest. Any dividends paid on shares of 2009 Restricted Stock that are forfeited under this subsection  shall also be forfeited.